As filed with the Securities and Exchange Commission on November 29, 2007

Registration No. 333-131950

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to

REGISTRATION STATEMENT

ON
SCHEDULE B
UNDER
THE SECURITIES ACT OF 1933

Republic of Hungary

(Name of the registrant)

Office of the Hungarian Trade and Investment Commissioner
500 North Michigan Avenue, Suite 750
Chicago, IL 60611

(Name and address of authorized agent of the registrant in the United States, if any)

It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

Jeffrey C. Cohen, Esq.
Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Fax: (212) 903-9100

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

The securities covered by this Registration Statement are to be offered on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CROSS REFERENCE SHEET

Between Schedule B of the Securities Act of 1933 and the Prospectus

Schedule B Item	Headings in Prospectus
1.	Cover Page
2.	Use of Proceeds
3.	Description of Debt Securities; Description of Warrants*
4.	*
5.	*
6.	**
7.	Authorized Representative
8.	Cover Page; Use of Proceeds**
9.	Cover Page**
10.	Cover Page**
11.	***
12.	Validity of the Debt Securities
13.	***
14.	***

Notes:—

*	Additional information included or to be included in the Republic’s Annual Report on Form 18-K filed with the Securities and Exchange Commission, as amended from time to time and incorporated by reference herein.

**	Information to be provided from time to time in prospectus supplements to be delivered in connection with the offering of debt securities and/or warrants to purchase debt securities.

***	Information included in Part II to this Registration Statement or as an exhibit hereto or to be provided from time to time by one or more amendments to this Registration Statement.

PROSPECTUS

Republic of Hungary

Debt Securities

We may offer up to U.S.$2,000,000,000 of our debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The securities will be direct, unconditional, unsecured and general obligations of the Republic of Hungary. The securities will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Republic of Hungary and will be backed by the full faith and credit of the Republic of Hungary.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus is November 29, 2007

i

About This Prospectus

This prospectus is part of a registration statement that the Republic of Hungary (the ‘‘Republic’’) filed with the Securities and Exchange Commission (the ‘‘SEC’’) under a ‘‘shelf’’ registration process. Under this shelf process, the Republic may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of U.S.$2,000,000,000. This prospectus provides you with basic information about the Republic and a general description of the debt securities the Republic may offer. Each time the Republic sells debt securities under this shelf process, it will provide a prospectus supplement that will contain updated information about the Republic, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement. References herein to the prospectus are also to the prospectus supplement.

Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

 Forward-Looking Statements

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. All statements other than statements of historical facts included in this prospectus or in a prospectus supplement regarding (among other things) the Republic’s economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘estimate,’’ ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘should,’’ ‘‘would’’ or similar terminology. Such statements include, but are not limited to, statements in this prospectus which refer to:

•	expected budget for 2005 and 2006;

•	estimated future budget deficits;

•	future deregulation of prices;

•	future privatizations and revenues from them;

•	future development of the current account deficit;

•	future development and sustainability of health care and pension systems;

•	the Convergence Programme, future participation of Hungary in ERM II, and the future introduction of the Euro as the official Hungarian currency; and

•	expected future payments on public debt.

By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although the Republic believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

Incorporation of Certain Documents by Reference

The Republic files Annual Reports on Form 18-K with the SEC on a voluntary basis. The Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2006 (the ‘‘2006 Form 18-K’’) filed with the SEC on November 23, 2007 is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the SEC by the Republic on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities and/or warrants to purchase debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term ‘‘Annual Report’’ will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to Hungarian Trade and Investment Commissioner at 500 North Michigan Avenue, Suite 750, Chicago, IL 60611.

 Where You Can Find More Information

The Republic files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning the Republic. You can inspect and copy this report at the Office of Investor Education and Advocacy maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s Office of Investor Education and Advocacy. You can also obtain copies of the annual report at prescribed rates from the SEC’s Office of Investor Education and Advocacy. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website at www.sec.gov.

 Enforcement of Judgments

It may be difficult for investors to obtain or enforce judgments against the Republic. The Republic is a foreign sovereign. Foreign sovereigns are generally immune from lawsuits and from the enforcement of judgments under U.S. law. Foreign sovereigns may waive this immunity and limited exceptions to this rule are spelled out in the U.S. Foreign Sovereign Immunities Act of 1976.

The Republic will be submitting to the jurisdiction of courts present in New York City for lawsuits brought by investors on the debt securities. Thus, the Republic will specifically agree that these courts have the authority to try a case against it for these specific actions.

In addition, the Republic will waive its right to claim immunity for any lawsuits brought by investors in courts present in New York City or in any appropriate court in Hungary. This waiver of immunity will be limited. Such a waiver will constitute only a limited and specific waiver for the purposes of the debt securities and under no circumstances shall it be interpreted as a general waiver by the Republic or a waiver with respect to proceedings unrelated to the debt securities. Further, the Republic will not agree to waive its right to immunity with regard to:

•	actions brought against the Republic under U.S. federal securities laws or any state securities laws;

•	present or future ‘‘premises of the mission’’ as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

•	‘‘consular premises’’ as defined in the Vienna Convention on Consular Relations signed in 1963;

•	any other property or assets used solely or mainly for official state purposes in the Republic or elsewhere; and/or

•	military property or military assets or property or assets of the Republic related thereto.

Thus, the Republic may assert immunity to such actions. Investors may have a difficult time making any claims based upon such securities laws or enforcing judgments against the property described above.

Under Law-Decree No. 13 of 1979 on International Private Law of the Republic of Hungary, the parties may freely agree on a choice of a non-Hungarian jurisdiction and of foreign law in commercial matters provided that there is a substantial foreign element in their legal relationship. The agreed courts have exclusive jurisdiction, unless otherwise provided by the parties.

Under Hungarian law, a judgment of a court established in a country other than the Republic of Hungary may be enforced in the Hungarian courts, if: (i) the jurisdiction of the foreign court is legitimate under the rules of jurisdiction of Hungarian law; (ii) the decision is final under the foreign law under which it was made; (iii) there is reciprocity between Hungary and the state of the foreign court; and that (a) such judgment does not contravene the basic principles of public policy in the Republic of Hungary; (b) the losing party or its representative had proper or timely notice of the proceedings; (c) the proceedings in which the judgment was made did not seriously breach general principles of Hungarian procedural rules; (d) litigation between the same parties involving the same dispute was not commenced in Hungary prior to the initiation of the foreign litigation; and (e) Hungarian courts have not already determined the matter (res judicata). However, Hungarian courts must recognize and enforce judgments of a foreign court chosen by the parties in a commercial matter (in Hungarian: vagyonjogi határozat) even if there is no reciprocity between Hungary and the state of the foreign court, provided that the choice of forum by the parties is valid under the above-mentioned decree.

Following the Republic’s accession to the EU on May 1, 2004, Council Regulation 2001/44/EC on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters applies to judgments and their enforcement by and of courts in the Member States of the EU.

You should note that Hungary is a party to the New York Treaty on the Recognition and the Enforcement of Arbitration Awards, dated June 10, 1958, and therefore the recognition and enforcement of the arbitration awards obtained by a holder of a debt security in a country being a party to such treaty is possible in Hungary, provided that such forum has been chosen. No award will be recognized and enforced however, if the provisions therein are contrary to Hungarian public policy.

Due to the above rules on enforcement, even if a U.S. court were to rule in an investor’s favor, such an investor may have in certain cases a difficult time collecting such amount in Hungary, the location of most of the Republic’s assets.

Use of Proceeds

Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from each sale of debt securities will be used for general financing purposes. The Republic may also issue securities in exchange for any of its outstanding securities.

 Description of the Debt Securities

This is a brief summary of the terms and conditions of the debt securities and the related fiscal agency agreement. Copies of the debt securities and the fiscal agency agreement forms, which may differ from one series of debt securities to another, will be filed as exhibits to the registration statement that includes this prospectus. You should not assume this summary is complete and should rely primarily on the information found in the exhibits. Each time the Republic sells securities, the Republic will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any subsequent prospectus supplement, you should rely on the updated information in the prospectus supplement.

General

The Republic will issue the debt securities under a fiscal agency agreement between the Republic and a selected fiscal agent.

The Republic may issue the debt securities in one series or more, as it may authorize from time to time. The prospectus supplement for each such series will contain the following information:

•	designation, aggregate principal amount, any limitation on the aggregate principal amount, currency of denomination and payment, and authorized denominations;

•	percentage of the principal amount at which the debt securities will be issued;

•	level and method of determining any interest rate(s);

•	any dates of interest rate payments and dates from which interest will accrue;

•	any index, price or formula used to set the amount of any payment of principal, premium or interest;

•	places where the principal, any premium and any interest will be payable;

•	any optional or mandatory redemption terms, or repurchase or sinking fund provisions;

•	whether the debt securities will be in bearer form and include any interest coupons, or in registered form, or both bearer and registered form, as well as restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in bearer form; and

•	other specific information as needed.

Any debt securities offered by the Republic that are exchangeable for other debt securities or for shares, bonds or other obligations or securities of the Republic or any other person or body corporate formed or to be formed by the Republic will be described in the prospectus supplement relating to such debt securities.

The prospectus supplement for a given issue of debt securities will also provide information on the principal United States federal income and other tax consequences, if any, applicable to debt securities that are:

•	issued in bearer form;

•	issued with original issue discount;

•	denominated or payable in more than one currency other than the USD; and

•	issued in amounts set by reference to any index.

The debt securities will be direct, unconditional, unsecured and general obligations of the Republic. Except as explained in the next section, the debt securities will rank at least equally in right of payment with all other unsecured and unsubordinated obligations of the Republic on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The debt securities will be backed by the full faith and credit of the

Republic. The Republic will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

The Republic may issue the debt securities as discounted securities which either bear no interest or bear interest at a rate below market rates at the time of issue. These discounted debt securities will be sold at a substantial discount below the stated principal amount.

Holders of the debt securities will be paid the principal, any premium and interest by check, wire transfer or another manner at the place(s) and in the currency or currencies specified in the applicable prospectus supplement.

Claims for payment of the principal amount of the debt securities shall become void ten years after such principal amount became due and payable. Claims for payment of interest on the debt securities shall become void five years after the relevant interest payment date on which the interest became due and payable.

Negative Pledge

As long as any debt security remains outstanding, the Republic will not allow any Security Interest to be established on any of the Republic’s or the National Bank of Hungary’s (‘‘NBH’’) assets or revenues, present or future, in order to secure (i) any Public External Indebtedness of the Republic having an original maturity of at least one year, or (ii) any Public External Indebtedness of the NBH having an original maturity of at least one year and incurred on or prior to December 31, 1998, unless the debt securities are secured equally and ratably to this external indebtedness.

For these purposes:

‘‘External Indebtedness’’ means any obligation in respect of existing or future Indebtedness denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of the Republic of Hungary. If at any time the lawful currency of the Republic of Hungary becomes the Euro, then External Indebtedness shall also include Indebtedness expressed in or payable or optionally payable in Euro, if (i) such Indebtedness was issued after the date on which the Euro became the lawful currency of the Republic of Hungary, and (ii) more than 50% of the aggregate principal amount of such Indebtedness was initially placed outside the Republic of Hungary.

‘‘Public External Indebtedness’’ means External Indebtedness which: (i) is in the form of, or represented by, bonds, notes or other similar securities, and (ii) is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

‘‘Indebtedness’’ means any indebtedness of any Person (whether incurred as principal or surety) for money borrowed.

‘‘Person’’ means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality.

‘‘Security Interest’’ means any lien, pledge, hypothecation, mortgage, security interest, charge or other encumbrance or arrangement which has a similar legal and economic effect, and, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.

Governing Law

The debt securities will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York (other than Section 5-1401 of the General Obligation Law of the State of New York), except for the Republic’s authorization and execution procedures and any other matters that must be governed by the laws of the Republic. The Republic will submit to the jurisdiction of any state or federal court in New York City for lawsuits brought by investors on the debt securities. Investors may also bring actions against the Republic in the appropriate Hungarian courts. The Republic will appoint the Hungarian Trade and Investment

Commissioner, 500 North Michigan Avenue, Suite 750, Chicago, Illinois, 60611, as its authorized agent to receive any process that may be served in an action brought by an investor.

Fiscal Agent

The fiscal agency agreement will govern the duties of the fiscal agent appointed by the Republic for each series of debt securities. The fiscal agent chosen for each series may not always be the same agent. The Republic may also maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

Principal at maturity of a debt security will be payable at the office of the fiscal agent upon surrender of the debt security. Interest will be paid by check mailed to the registered holders of the debt securities.

A registered holder of a debt security of a series, the aggregate principal amount of which equals or exceeds $1,000,000, may elect in writing to have interest paid to it by wire transfer in same-day funds to a bank account maintained by the holder in the United States. Notwithstanding anything above to the contrary, if the debt securities are to be issued in the form of global securities (as discussed below) payment of the principal of and interest on any such global debt securities will be made in accordance with the regular procedures established by the depository for those global debt securities.

Please note that the fiscal agent is an agent of the Republic, not a trustee for the holders of the debt securities, and does not have the responsibility or duty to act for the holders as a trustee.

Event of Default; Event of Acceleration

For each series of debt securities:

•	an ‘‘event of default’’ means any of the following:

•	non-payment — the Republic fails to pay the principal of or interest on any debt security in the series for more than 30 days after payment is due; or

•	breach of other obligations — the Republic does not perform any of its other covenants under any debt security in the series for more than 60 days after the holder of the debt security has given written notice of the breach to the Republic at the fiscal agent’s corporate trust office;

•	an ‘‘event of acceleration’’ means any of the following:

•	failure to take action — any action, condition or any other thing which at any time is required to be taken, fulfilled or done in order: (A) to enable the Republic lawfully to enter into, exercise its rights and perform and comply with its obligations under and in respect of that series of debt securities, (B) to ensure that those obligations are legal, valid, binding and enforceable and (C) subject to their official translation into the Hungarian language, to make the debt securities admissible in evidence in the courts of the Republic of Hungary, is not taken, fulfilled or done within 30 days of receipt by the Republic of written notice thereof; or

•	invalidity — it becomes illegal for the Republic to perform any of its obligations under the debt securities or if these obligations become invalid and not remedied by the Republic within 30 days’ written notice thereof.

If an event of default or an event of acceleration occurs, all of the debt securities in the given series may, by written notice addressed and delivered by the holders of at least 25% of the aggregate principal amount of the outstanding securities in that series to the Republic at the office of the fiscal agent, be declared to be immediately due and payable, unless prior to such date the Republic shall have remedied the event of default or event of acceleration for all the debt securities in that series.

If the fiscal agent receives notice in writing from holders of at least 50% in aggregate principal amount of the outstanding securities in the given series and/or a resolution is passed at a meeting of the holders of the debt securities in that series, duly convened and held in accordance with the fiscal agency agreement, to the effect that the event(s) of default and/or event(s) of acceleration giving rise to a declaration of acceleration made pursuant to the conditions above is or are cured or is or are waived by them following any such declaration and that such holders request the fiscal agent to rescind the relevant declaration, the fiscal agent shall, by notice in writing to the Republic and the holders, rescind the relevant declaration whereupon it shall be rescinded and shall have no further effect.

The Republic is not obliged to provide investors with periodic evidence that there are no defaults and/or events of acceleration. Please also note that the fiscal agency agreement does not provide for the holders to be notified of the existence of an event of default or an event of acceleration or for any right to examine the debt securities register.

Payment of Additional Amounts

All payments made in respect of a debt security, including payments of principal and interest, to a holder of a debt security that is not a resident of the Republic, will be made by the Republic without withholding or deducting for or on account of present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by the Republic or any political subdivision or taxing authority within the Republic. In the event the Republic is required by law to deduct or withhold any such taxes from payments, the Republic will pay such additional amounts as may be necessary so that the net amount received is equal to the amount provided for in the debt security to be paid in the absence of such deduction or withholding. A holder will not be paid any additional amounts, however, if the tax is:

•	a tax that would not have been imposed but for the holder’s present or former connection (or a connection of the holder’s fiduciary, shareholder or other related party) with the Republic, including being or having been a citizen or resident of the Republic or being or having been engaged in a trade or business or present in the Republic or having, or having had, a permanent establishment in the Republic;

•	imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC on taxation of savings income in the form on interest payments (the ‘‘European Council Directive 2003/48/EC’’) or any other Directive implementing the conclusions of the EU Council of Finance Ministers meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	imposed because the holder presents a debt security for payment more than thirty (30) days after the date on which the payment became due and payable;

•	an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

•	a tax, assessment or other governmental charge which is payable other than by withholding;

•	a tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the holder’s nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the debt security), if the holder’s compliance is required by the laws of the Republic or of any political subdivision or taxing authority of the Republic to avoid or reduce such tax;

•	required to be withheld by any paying agent from a payment on the debt security if such payment can be made without such withholding by another paying agent; or

•	imposed as a result of any combination of the items listed above.

Furthermore, no additional amounts will be paid with respect to any debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the debt security themselves.

Meeting of Holders of Debt Securities; Modification

The fiscal agency agreement contains provisions for convening meetings of holders of debt securities in a given series to consider matters relating to the debt securities in that series, including, without limitation, the modification of any provision of the terms of the debt securities in that series. Any such modification may be made if, having been approved in writing by the Republic, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by the Republic and shall be convened by the fiscal agent upon the request in writing of holders holding not less than 10% of the aggregate principal amount of the outstanding debt securities in the given series. The quorum at any meeting of holders convened to vote on an Extraordinary Resolution will be two or more persons holding or representing not less than 50% of the aggregate principal amount of the outstanding debt securities in the given series or, at any adjourned meeting of holders, two or more persons being or representing holders, whatever the aggregate principal amount of the outstanding debt securities held or represented; provided, however, that any proposals relating to a Reserved Matter may only be sanctioned by an Extraordinary Resolution passed at a meeting of holders at which two or more persons holding or representing not less than 75% of the aggregate principal amount of the outstanding debt securities in that series or, at any adjourned meeting, 25% of the aggregate principal amount of the outstanding debt securities in the given series form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the holders, whether present or not.

If a resolution is brought in writing, such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more holders.

For these purposes:

‘‘Extraordinary Resolution’’ means:

•	in relation to any Reserved Matter:

•	a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; or

•	a resolution in writing signed by or on behalf of holders of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; and

•	in relation to any other matter:

•	a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 66.67% of the aggregate principal amount of the outstanding debt securities in the given series which are represented at that meeting; or

•	a resolution in writing signed by or on behalf of holders of not less than 66.67% of the aggregate principal amount of all outstanding debt securities in the given series.

‘‘Reserved Matter’’ means any proposal to:

•	change any date, or the method of determining the date, fixed for payment of principal or interest in respect of the debt securities in the given series, to reduce the amount of principal or interest payable on any date in respect of the debt securities in that series or to alter the method of calculating the amount of any payment in respect of the debt securities in that series on redemption or maturity or the date for any such payment;

•	effect the exchange or substitution of the debt securities in the given series for, or the conversion of the debt securities in that series into, shares, bonds or other obligations or securities of the Republic or any other person or body corporate formed or to be formed;

•	reduce or cancel the principal amount of the debt securities in the given series;

•	vary the currency or place of payment in which any payment in respect of the debt securities in the given series is to be made;

•	amend the status of debt securities in the given series;

•	amend the obligation of the Republic to pay additional amounts;

•	amend the events of default or the events of acceleration;

•	amend the law governing the debt securities in the given series, the courts to the jurisdiction to which the Republic has submitted in the debt securities in that series, the Republic’s obligation to maintain an agent for service of process in the United States or the Republic’s waiver of immunity, in respect of actions or proceedings brought by any holder of the debt securities in that series;

•	modify the provisions contained in the fiscal agency agreement concerning the quorum required at any meeting of the holders of the debt securities in the given series or any adjournment thereof or concerning the majority required to pass an Extraordinary Resolution or the percentage of votes required for the taking of any action;

•	change the definition of ‘‘Extraordinary Resolution’’ or ‘‘outstanding’’ in the conditions of the debt securities in the given series and/or fiscal agency agreement;

•	instruct any holder or committee appointed on behalf of all holders of the debt securities in the given series to withdraw, settle or compromise any proceeding or claim being asserted pursuant to the relevant condition of the debt securities in that series;

•	confer upon any committee appointed any powers or discretions which the holders of the debt securities in the given series could themselves exercise by Extraordinary Resolution; or

•	amend the definition of Reserved Matter.

Representative Committee

The holders of the debt securities in a series may, by a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, or by notice in writing to the fiscal agent signed by or on behalf of the holders of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, appoint any persons as a committee to represent the interests of the holders if any of the following events shall have occurred:

•	an event of default or an event of acceleration;

•	any event or circumstance which would, with the giving of notice, lapse of time, the issuing of a certificate and/or fulfillment of any other requirement provided for become an event of default or an event of acceleration; or

•	any public announcement by the Republic, to the effect that the Republic is seeking or intends to seek a restructuring of that series of debt securities (whether by amendment, exchange offer or otherwise).

Such committee in its discretion may, among other things, (i) engage legal advisers and financial advisers to assist it in representing the interests of the holders, (ii) adopt such rules as it considers appropriate regarding its proceedings and (iii) enter into discussions with the Republic and/or other creditors of the Republic.

Global Securities

If specified in a prospectus supplement, the Republic will issue the debt securities as one or more fully registered global securities to be deposited with or on behalf of The Depository Trust Company, New York, New York (‘‘DTC’’), its nominee and/or one or more depositories named in the prospectus supplement, such as the Euroclear Bank S.A./N.V., as operator of the Euroclear System (‘‘Euroclear’’) and Clearstream Banking, société anonyme, Luxembourg (‘‘Clearstream, Luxembourg’’).

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a ‘‘clearing corporation’’ as defined by the New York

Uniform Commercial Code and a ‘‘clearing agency’’ registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its participants and facilitates clearance and settlement of securities transactions through electronic book-entry changes in its participants’ accounts. This eliminates the need to exchange certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC are on file with the SEC and the DTC agrees and represents to its participants that it will administer its book-entry system accordingly.

The issuance of global securities by the Republic means the Republic will not issue certificates to each holder. A global security will be registered in the name of the related depository or its nominee, who will keep computerized records of its participants (such as the holder’s broker) whose clients have purchased the debt securities. The participant will keep a record of its clients who purchased the debt securities. Except as explained below or in an applicable prospectus supplement, a global security may be transferred only in whole and only to the appropriate depository or its nominee.

While the relevant prospectus supplement will describe the specific terms of the depository arrangement for any portion of a series of debt securities represented by a global security, the Republic anticipates that the following provisions will apply to all depository arrangements.

After a global security is issued, the Republic expects that the depository or nominee will credit on its electronic system the principal amounts of the debt securities represented by the global security to the accounts of its ‘‘participants,’’ i.e., institutions that have accounts with the depository or nominee. Only participants or persons that may hold interests through participants may own beneficial interests in a global security. These beneficial interests will be shown on, and transfers of global securities will be made only through the records maintained by the depository and its participants. Please note that laws in certain states require that purchasers must acquire securities in physical form (i.e., certificates). Such limitations may prevent certain investors from owning, transferring or pledging a beneficial interest in a global security.

The Republic will provide the fiscal agent with payment of principal, any premium or interest due on the debt securities on an interest payment date or at maturity on that day. As soon as possible thereafter, the fiscal agent will make such payments to the depository or nominee that is the registered owner of the global security representing the particular debt securities according to arrangements made between the fiscal agent and the depository. The Republic will treat the depository or its nominee as the owner for all purposes. Therefore, neither the Republic nor the fiscal agent will have any direct responsibility or liability for payments made on account of beneficial ownership interests of a global security or for maintaining or reviewing the related records.

After receiving payment of any principal or interest, the depository will credit the accounts of the participants on the payment dates according to their respective holdings of beneficial interests in the global securities as shown in the relevant records. Payments by participants to owners of beneficial interests in the global securities will be governed by the customary practices between the participants and owners of beneficial interests in ‘‘street name.’’ However, payments will be the responsibility of the participants and not of the depository or the Republic.

As long as a depository or nominee is the registered owner of a global security, it will continue to be considered the sole owner and holder of the debt securities represented by the global security. Except for cases outlined in this section or in a prospectus supplement, owners of beneficial interests in a global security:

•	may not have the debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive debt securities in certificate form through exchange or some other manner; and

•	will not be considered the owners or holders of any debt securities represented by a given global security.

Accordingly, investors owning a beneficial interest in a global security must rely on participants of the depository to exercise any of their rights under the debt securities. Participants must in turn rely upon the procedures of the depository. Under current industry practice, if the owner of a beneficial interest desired to take any action that the depository or its nominee would have the right to take as the holder of the global security, the depository would authorize the participant to take such an action and the participants would then authorize beneficial owners to do the same or would otherwise follow the instructions of the owner of the beneficial interest.

Unless stated otherwise in a prospectus supplement, a global security may only be transferred as a whole in the following manner:

•	by the related depository to a nominee of such depository or by a nominee of such depository to such depository or any other nominee of such depository; or

•	by such depository or any such nominee to another depository for such debt securities or its nominee or to a successor of the depository or a nominee of such successor.

Under the following conditions, debt securities represented by a global security may be exchanged for debt securities in certificate form in denominations specified in the applicable prospectus supplement:

•	if the depository or each of Euroclear and Clearstream, Luxembourg notifies the Republic that it is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under applicable law and a replacement depository is not appointed;

•	the Republic decides not to have all of the debt securities of the series represented by the global security;

•	if there is a continuing actual or potential event of default that would allow the holders of the related debt securities to declare their principal and interest immediately due and payable; or

•	in such other events as may be specified in a prospectus supplement.

Any debt security that is exchangeable under the above conditions may be exchanged for debt securities in certificate form registered in the names specified by the depository. Debt securities that have been exchanged may be presented for registration of transfer or exchange at the office of the fiscal agent in London or Luxembourg. Subject to the above, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depository or its nominee.

Taxation

The following describes certain anticipated tax consequences resulting from the ownership of the debt securities. This summary does not cover all the possible tax consequences relating to the ownership of the debt securities and is not intended as tax advice to any person. This description is based on laws, regulations and interpretations as now in effect and available as of the date of this prospectus. The laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of the debt securities.

Hungarian Taxation

The following is a general discussion of certain Hungarian tax consequences of the acquisition, ownership and disposition of the debt securities by the holders. It does not purport to be a comprehensive description of all tax considerations, and, in particular, does not consider any specific facts or circumstances that may apply to a particular holder. This summary is based on the laws of Hungary currently in force and as applied on the date of this prospectus which are subject to change, possibly with retroactive effect.

Prospective holders are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership and disposition of the debt securities, including the effect of any state or local taxes, under the tax laws of Hungary and each country of which they are residents.

Non-Hungarian Tax Residents

Holders other than individuals.    Non-Hungarian tax resident holders other than individuals are exempt from Hungarian withholding tax on interest received in respect of the debt securities provided that the acquisition, ownership or disposition of the debt securities are not attributable to Hungarian permanent establishments of the respective holders.

Individual holders.    Individual non-Hungarian tax resident holders are subject to tax in Hungary only with respect to their Hungarian source income. Interest paid by a Hungarian tax resident payer is regarded as Hungarian source income. Tax is withheld from Hungarian source interest income at the rate of 20%. For the purposes of Hungarian withholding tax, interest includes the yield on debt securities (including gains realized upon expiry or disposition). However, the actual tax consequences may be different from the above due to double taxation treaties.

Income paid in connection with debt securities but not classified as interest under the Hungarian tax legislation, including gains realized during a taxable year in respect of a sale or redemption of debt securities, are sourced to the recipient holders’ country of tax residence, and therefore are not subject to Hungarian taxes.

Tax is to be withheld and paid by the payer if the payer qualifies as a disburser under Hungarian laws. In the case of recipients who are tax residents of member states of the European Communities, disbursers are additionally required to file tax returns with the Hungarian tax authority on a monthly basis and are also required to provide information in relation to interest paid, taxes withheld and the beneficial owners of the income annually.

No tax shall be withheld if the provisions of the double taxation treaty exempt the interest from Hungarian taxation, provided that the recipient furnishes the disburser with the prescribed tax residency certificate and a certificate of beneficial ownership. If more tax has been withheld than prescribed by the applicable double taxation treaty, the recipient may apply for a refund at the Hungarian tax authority.

If the payer does not qualify as disburser, recipients who do not qualify as tax residents of a member state of the European Communities have to file a tax return and pay the tax within 30 days of the receipt of the interest. In those circumstances the recipient is allowed to apply the relevant treaty rate.

Transfer Tax

Other than by way of contract on inheritance, the sale or other disposition of the debt securities, as well as the purchase or receipt of the debt securities, are not subject to transfer taxes or stamp duties in Hungary. The receipt of the debt securities may only subject holders to Hungarian transfer tax when the debt securities are transferred gratuitously (by way of gift or otherwise for no consideration) and are delivered within Hungary. Heirs of the holders of the debt securities are subject to Hungarian inheritance tax when the debt securities are deposited and held within Hungary. In the event that the debt securities are deposited and held outside Hungary by an heir who is not a Hungarian citizen, who does not hold a Hungarian residence or immigration permit, or whose place of incorporation is outside Hungary, the inheritance will not trigger Hungarian inheritance tax.

Hungarian Tax Residents

Non-individual Hungarian tax residents are corporate and non-corporate organizations incorporated (established) under Hungarian laws or those having their place of management in Hungary. Individual Hungarian tax residents are persons: (i) who are citizens of Hungary, (ii) whose stay in Hungary exceeds 183 days within a calendar year, (iii) who have a home permanently available solely in Hungary, (iv) whose centre of vital interests is in Hungary, or (v) who maintain their habitual abode in Hungary.

Interest on debt securities paid to both individual and non-individual Hungarian tax residents is characterized as interest income and is subject to Hungarian corporate and income tax in general.

United States Federal Income Tax Considerations

The following is a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and retirement of debt securities by a U.S. holder thereof. This summary only applies to debt securities held as capital assets and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	certain former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies; or

•	to holders that will hold a debt security as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or that have a functional currency other than the USD.

Moreover, this summary does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership or retirement of debt securities and does not address the U.S. federal income tax treatment of holders that do not acquire debt securities as part of the initial distribution at their initial issue price. Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of debt securities.

This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of debt securities who for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes, or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the debt securities, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

A Non-U.S. Holder is a beneficial owner of debt securities other than a U.S. Holder.

Interest

Subject to the discussion below under the caption ‘‘Debt Securities Issued with Original Issue Discount,’’ if you are a U.S. Holder, interest paid to you on a debt security, including the amount of any Hungarian taxes withheld and any additional amounts, will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting. In addition, interest on the debt securities will be treated as foreign source income for your U.S. federal income tax purposes. A U.S. Holder’s ability to claim foreign tax credits is subject to various limitations.

Any interest paid in a currency other than USD will be included in your gross income in an amount equal to the USD value of the non-U.S. currency, including the amount of any Hungarian withholding tax thereon, regardless of whether the non-U.S. currency is converted into USD. Generally, if you are a U.S. Holder that uses the cash method of tax accounting you will determine such USD value using the spot rate of exchange on the date of receipt. Generally, if you are a U.S. Holder that uses the accrual method of tax accounting you will determine the USD value of accrued interest income using the average rate of exchange for the accrual period or, at your election, at the spot rate of exchange on the last day of the accrual period or the spot rate on the date of receipt, if that date is within five days of the last day of the accrual period. If you are a U.S. Holder that uses the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of an interest payment if the exchange rate in effect on the date payment is received differs from the rate applicable to an accrual of that interest.

Subject to the discussion below under the caption ‘‘U.S. Backup Withholding Tax and Information Reporting,’’ if you are a Non-U.S. Holder, payments to you of interest on a debt security generally will not be subject to U.S. federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States.

Effect of Hungarian Withholding Taxes

As discussed in ‘‘— Hungarian Taxation’’ above, under current law payments of interest on the debt securities to foreign investors are subject to Hungarian withholding taxes. However, the rate of withholding tax applicable to U.S. Holders that are eligible for benefits under the US-Hungarian Tax Treaty is reduced to 0%. If a U.S. Holder is not eligible for the treaty benefits, or otherwise is subject to the Hungarian withholding tax, for U.S. federal income tax purposes, such a U.S. Holder will be treated as having received the amount of Hungarian taxes withheld by the respective qualified disburser with respect to a particular debt security, and as then having paid over the withheld taxes to the Hungarian taxing authorities. As a result of this rule, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from the issuer of the debt securities with respect to such payment.

Subject to certain limitations, a U.S. Holder will generally be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Hungarian income taxes withheld by a qualified disburser. However, U.S. Holders that are eligible for benefits under the US-Hungarian Tax Treaty will not be entitled to a foreign tax credit for the amount of any Hungarian taxes withheld, and with respect to which the holder can obtain a refund from the Hungarian taxing authorities. Prospective purchasers should consult their tax advisers concerning the foreign tax credit implications of the payment of Hungarian taxes.

Sale, Exchange or Retirement

If you are a U.S. Holder, upon the sale, exchange or retirement of a debt security you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and your adjusted tax basis in the debt security. Your amount realized generally will be the USD value of the payment received determined on (i) the date of receipt of payment if you are a cash basis taxpayer or (ii) the date of disposition if you are an accrual basis taxpayer. In the case of a debt security which is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the USD value of the amount realized by translating the amount paid at the spot rate of exchange on the settlement date of sale. Your adjusted tax basis in a debt security generally will equal the cost of the debt security to you, minus any amortized bond premium and any cash payments of principal you may have received. The cost of a debt security to a U.S. Holder will be the USD value of the non-U.S. purchase price determined on the date of purchase. In the case of a debt security which is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the USD value of the cost of such debt security by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of USD to a non-U.S. currency and the immediate use of that currency to purchase a debt security generally will not result in taxable gain or loss for a U.S. Holder. Except as set forth below with respect to foreign currency gain or loss, any gain or loss recognized on the sale, exchange or retirement of a debt security (other than amounts attributable to accrued but unpaid interest) will be capital gain or loss. If you are a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the debt securities exceeds one year. Any gain or loss realized on the sale, exchange or retirement of a debt security generally will be treated as U.S. source gain or loss, as the case may be. The deductibility of capital losses is subject to limitations.

If proceeds will be paid in a currency other than USD, your gain or loss from the sale, exchange or retirement of a debt security denominated in non-U.S. currency will be treated as ordinary income or loss to the extent that gain or loss is attributable to changes in exchange rates during the period in which you held such debt security.

Subject to the discussion below under the caption ‘‘U.S. Backup Withholding Tax and Information Reporting,’’ if you are a Non-U.S. Holder, any gain realized by you upon the sale, exchange or retirement of a debt security generally will not be subject to U.S. federal income tax, unless

•	the gain is effectively connected with your conduct of a trade or business in the United States, or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement and certain other conditions are met.

Bond Premium

If you purchase a debt security at a cost greater than its stated redemption price at maturity (generally, the debt security’s stated principal amount), then you will have purchased the debt security at a premium. If you purchase a debt security at a premium, you may make an election (applicable to all debt instruments you hold or later acquire) to amortize such bond premium as an offset to interest income. The amount you may amortize is determined using the constant yield method over the remaining term of the debt security. However, if the debt security may be optionally redeemed after you have purchased it at a premium, then special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the debt security.

Debt Securities Issued with Original Issue Discount

In general, a debt instrument will have original issue discount (‘‘OID’’) if its stated redemption price at maturity exceeds its issue price. The principal tax considerations for any debt securities issued with OID will be set forth in the applicable Prospectus Supplement.

Indexed Debt Securities and Debt Securities that are Denominated in, or under which Amounts are Payable in, More than One Currency

The tax considerations regarding a debt security under which amounts are determined by reference to any index or that is denominated or payable in more than one currency will depend on a number of different factors. Any principal tax considerations relevant to U.S. Holders of such debt securities will be set forth in the applicable Prospectus Supplement.

Reportable Transaction Reporting

Under certain U.S. Treasury Regulations, U.S. Holders that participate in ‘‘reportable transactions’’ (as defined in the regulations) must attach to their U.S. federal income tax returns a disclosure statement on Form 8886. U.S. Holders should consult their own tax advisors as to the possible obligation to file Form 8886 with respect to the ownership or disposition of the debt securities, or any related transaction, including without limitation, the disposition of any non-U.S. currency received as interest or as proceeds from the sale or other disposition of the debt securities.

U.S. Backup Withholding Tax and Information Reporting

Payments of principal and interest on, and the proceeds of sale or other disposition (including exchange) of debt securities, by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Payments of principal and interest on, and the proceeds of sale or other disposition (including exchange) of debt securities, by a U.S. paying agent or other U.S. intermediary to a holder of a debt security that is not a U.S. Holder will not be subject to backup withholding tax and information reporting requirements if appropriate certification (Form W-8BEN or some other appropriate form) is provided by the holder to the payor and the payor does not have actual knowledge that the certificate is false.

European Union Tax Reporting and Withholding

The Council of the European Union approved, on June 3, 2003, Council Directive 2003/48/EC. Under this Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. ‘‘Paying agent’’ is defined broadly for this purpose and generally includes any agent of either the payer or payee. This requirement is subject to Belgium, Luxembourg and Austria instead operating a withholding tax system in relation to the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years).

 Plan of Distribution

This summary plan of distribution will be supplemented by a description of the particular offering and its terms and conditions in a prospectus supplement issued for each series of the debt securities. Each such prospectus supplement will include the following information:

•	names and addresses of any underwriters or agents;

•	price of the debt securities;

•	net proceeds received by the Republic from the sale of the debt securities;

•	discounts or other compensation to the underwriters;

•	discounts or concessions made to dealers;

•	security exchanges on which the debt securities may be listed.

The Republic may sell the debt securities:

•	through underwriters or dealers;

•	directly to one or more institutional purchasers; or

•	through agents.

By Underwriters

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices set at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by the managing underwriters or directly from syndicate members or designated dealers. Unless the applicable prospectus supplement states otherwise, certain conditions must be met before the underwriters will be obliged to purchase the debt securities and, once any debt securities are purchased, the underwriters must then purchase all of the debt securities offered in the prospectus supplement. Any initial public offering price and discounts or concessions made to dealers may be changed from time to time.

Direct Sales

The Republic may sell the debt securities directly to one or more institutional investors. In this case, no underwriters or agents would be involved.

By Agents

The Republic may sell the debt securities through agents. In this case, the prospectus supplement will give the name of the agents involved in the offer and sale of the debt securities and the commission the Republic will pay for the agent’s services. Unless the prospectus supplement indicates otherwise, the agent will use its best efforts to solicit purchases during the time of its appointment.

A prospectus supplement may also indicate that the Republic will authorize agents, dealers or underwriters to solicit offers from specified institutions to purchase the debt securities. These institutions would purchase the debt securities at the public offering price given in the prospectus supplement, plus accrued interest, on the basis of delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. These contracts will be subject only to the conditions given in the prospectus supplement, which would also contain the commission payable for solicitation.

The Republic may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to any payments that the underwriters, dealers or agents may be required to make. Underwriters and agents may also engage in transactions with or perform services for the Republic in the ordinary course of their business.

Each series of the debt securities will be a new issue of the debt securities with no established trading markets. Underwriters, dealers and agents may, but need not, make a market in the debt securities and may discontinue market making at any time without notice. Neither the Republic nor any underwriters, dealers or agents can give any assurance as to the liquidity of the trading market for the debt securities.

 Validity of the Securities

Certain legal matters with respect to the debt securities to be offered will be passed upon on behalf of the Republic by the Legal Department of the Government Debt Management Agency Private Company Limited by Shares, and by the special United States counsel for the Republic to be named in a relevant prospectus supplement, and, if sold to or through underwriters, will be passed upon for such underwriters by their United States counsel to be named in the prospectus or prospectus supplements thereto. All statements in this prospectus with respect to matters of the law of Hungary have been passed upon by the Legal Department of the Government Debt Management Agency Private Company Limited by Shares. In rendering its opinion, United States counsel will rely as to all matters of the law of Hungary upon the opinion of the Legal Department of the Government Debt Management Agency Private Company Limited by Shares.

 Authorized Agent in the United States

The authorized agent of the Republic in the United States is the Hungarian Trade and Investment Commissioner, 500 North Michigan Avenue, Suite 750, Chicago, Illinois, 60611.

 Official Statements and Documents

The information set forth herein and in the 2006 Form 18-K relating to the Republic of Hungary has been reviewed by Mr. János Veres dr. in his official capacity as the Minister of Finance and is included herein on his authority.

The information for which the NBH has been cited as the source was provided by the NBH. The information for which the Ministry of Finance is cited as the source was provided by the Ministry of Finance of the Republic. The information for which the Government Debt Management Agency Private Company Limited by Shares is cited as the source was provided by the Government Debt Management Agency Private Company Limited by Shares.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any of our debt securities in any jurisdiction in which such offer or solicitation would be unlawful.

Republic of Hungary

Prospectus

Dated November 29, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 11.    Estimated Expenses

It is estimated that the expenses of the Republic in connection with the sale of Debt Securities hereunder will be as follows:

$
Registration fee	214,000.00
Blue sky fees and expenses	*
Printing expenses	*
Fiscal Agent fees and expenses	*
Miscellaneous expenses, including legal fees and reimbursements of expenses of the underwriters	*
Total	**

Note:—
*	To be filed concurrently with the appropriate prospectus supplement, either in an amendment to the Republic’s Annual Report on Form 18-K or in a post-effective amendment to this Registration Statement.
**	Exclusive of partial reimbursement of underwriters’ expenses.

Item 13.    Copy of Agreements with Underwriters

Filed previously as an exhibit to this Registration Statement.

Item 14.    Agreement to Provide Legal Opinions

The Republic hereby agrees to furnish the opinions of the Legal Department of the Government Debt Management Agency as to the legality of each issue of securities in post-effective amendments to this Registration Statement, in each case together with a translation, where necessary, into the English language.

UNDERTAKINGS

The Republic hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement); and

(iii)	To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the Registrant shall not be required to file a post-effective amendment otherwise required by clause (i), (ii) or (iii) if the information required to be included in a post-effective amendment is contained in any report filed under the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report on Form 18-K or of amendments thereto under the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

CONTENTS

This Registration Statement comprises:

(1)	The facing sheet;

(2)	Cross-reference sheet;

(3)	Part I, consisting of the Prospectus;

(4)	Part II, consisting of pages numbered II-1 through II-6; and

(5)	The following exhibits:

1.1	Form of proposed Underwriting Agreement.*
4.1	Form of proposed Debt Security (attached to the form of Fiscal Agency Agreement under Exhibit 99.1 below).
5.1	Opinion of the Legal Department of the Government Debt Management Agency of the Republic of Hungary as to the legality of the Debt Securities.*
5.2	Opinion of White & Case LLP, U.S. counsel to the Republic of Hungary as to the legality of the Debt Securities.*
23.1	The consent of the Legal Department of the Government Debt Management Agency of the Republic of Hungary (included in Exhibit 5.1).
23.2	The consent of White & Case LLP (included in Exhibit 5.2).
23.3	Consent of Mr. János Veres dr., Minister of Finance, Ministry of Finance, Republic of Hungary (included on page II-4).
99.1	Form of Fiscal Agency Agreement.*

Notes:—

*	Filed previously as an exhibit to this Registration Statement.

SIGNATURE OF THE ISSUER

Pursuant to the requirements of the Securities Act of 1933, as amended, the Republic of Hungary has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Budapest, Hungary on the 29th day of November, 2007.

THE REPUBLIC OF HUNGARY, Acting by and through its Minister of Finance, being the Minister Responsible for Public Finances
By: /s/ János Veres dr. Name: Mr. János Veres dr.* Title: Minister of Finance

*	Consent is hereby given to the use of his name in connection with the information specified in this registration statement or amendment to have been supplied by him and stated on his authority.

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Republic of Hungary in the United States, has signed this Registration Statement in the city of Chicago, Illinois, on the 28th day of November, 2007.

By: /s/ Miklós Martin-Kovács Name: Mr. Miklós Martin-Kovács Title: Trade and Investment Commissioner Office of the Hungarian Trade and Investment Commissioner

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of proposed Underwriting Agreement.*
4.1	Form of proposed Debt Security (attached to the form of Fiscal Agency Agreement under Exhibit 99.1 below).
5.1	Opinion of the Legal Department of the Government Debt Management Agency of the Republic of Hungary as to the legality of the Debt Securities.*
5.2	Opinion of White & Case LLP, U.S. counsel to the Republic of Hungary as to the legality of the Debt Securities.*
23.1	The consent of the Legal Department of the Government Debt Management Agency of the Republic of Hungary (included in Exhibit 5.1).
23.2	The consent of White & Case LLP (included in Exhibit 5.2).
23.3	Consent of Mr. János Veres dr., Minister of Finance, Ministry of Finance, Republic of Hungary (included on page II-4).
99.1	Form of Fiscal Agency Agreement.*

Notes:—
*	Filed previously as an exhibit to this Registration Statement.